Exhibit 10.2

FOURTH AMENDMENT TO SECOND
RESTATED 2002 SHARE INCENTIVE PLAN

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the SECOND RESTATED 2002 SHARE INCENTIVE PLAN is executed as of November 4, 2013.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the 2002 Share Incentive Plan (the “Initial 2002 Plan”) on February 21, 2002, which was approved by the shareholders of the Company at the 2002 Annual Meeting of Shareholders. The Initial 2002 Plan was amended from time to time.

WHEREAS, the Company restated the Initial 2002 Plan pursuant to a Second Restated 2002 Share Incentive Plan dated December 10, 2008 (the “Restated Plan”), to provide for one consolidated plan incorporating the terms and provisions of all prior amendments.

WHEREAS, the Company amended the Restated Plan pursuant to a First Amendment to Second Restated 2002 Share Incentive Plan dated July 1, 2010 (the “First Amendment”), a Second Amendment to Second Restated 2002 Share Incentive Plan dated June 16, 2011 (the “Second Amendment”) and a Third Amendment to Second Restated 2002 Share Incentive Plan dated July 10, 2012 (the “Third Amendment”; the Restated Plan, as modified by the First, Second and Third Amendments is hereafter referred to as the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company desires to further amend the Plan to (i) extend the period of time for Company employees terminated involuntarily (other than for Good Cause) to exercise their vested share options from 90 days to the expiration of the option and (ii) provide that the cash buyout of underwater options or share appreciation rights is not permitted under the Plan.

NOW THEREFORE, the Plan is amended as follows:

1.    Share Options. The sentence following subsection (iii) of Paragraph 6(e) is deleted in its entirety and the following is substituted therefor:

Except as provided in the following paragraph, if the Service of a Grantee terminates other than as described above, his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if the termination occurs for Good Cause) the Committee determines that either: (i) the vesting of the Options shall accelerate (in whole or in part) in connection with such termination; or (ii) the vesting of any Options (in whole or in part) shall continue past the Grantee’s termination of Service, subject to such conditions as the Committee shall determine; and in each case, each Option shall be exercisable until its Expiration Date.
2.    Paragraph 15 of the Plan is deleted in its entirety and the following is substituted therefor:

15.    Repurchase of Share Awards, SARS and Options.  The Committee has the right to determine that it is in the best interests of the Company to repurchase any outstanding Options (whether vested or unvested), SARS (vested or unvested) and unvested Shares or OP Units subject to Share Awards for cash payable to the Grantee equal to the Fair Market Value of such Options, SARS, Shares and OP Units determined by the Committee in its good faith discretion.  All outstanding Options, SARS and unvested

Share Awards may be subject to repurchase in accordance with the terms of this paragraph 15; provided, however, that there shall be no repurchase of Options or SARs for a value in excess of the difference between the exercise price and the share price at the time of repurchase.

3.    Plan in Full Force and Effect. After giving effect to this Fourth Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:    /s/ Bruce C. Strohm______________
Bruce C. Strohm
Executive Vice President and General Counsel